Exhibit 23.3

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

April 26, 2012

Citigroup Funding Inc.
399 Park Avenue
New York, NY 10043

Ladies and Gentlemen:

Citigroup Funding Inc., a Delaware corporation (the “Company”), and Citigroup Inc., a Delaware corporation (the “Guarantor”), have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File Nos. 333-172554, 333-172554-01) for the purpose of registering under the Securities Act of 1933, as amended, among other securities, debt securities of the Company and guarantees thereof by the Guarantor.  Such securities include, among other securities, the Company’s Medium-Term Senior Notes, Series D (the “Notes”), to be issued from time to time pursuant to the senior debt indenture dated as of June 1, 2005, among the Company, the Guarantor and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., and the guarantee of the Notes by the Guarantor.

We hereby consent to any reference to us, in our capacity as tax counsel or special tax counsel to the Company, or any opinion of ours delivered in that capacity in a pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed by the Company with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP